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F O R    I M M E D I A T E    R E L E A S E


CONTACT:       Barry Susson                       Brendon Frey
-------        Chief Financial Officer            (203) 682-8216
               (215) 676-6000 x362

                                       OR

OF:            Deb Shops, Inc.                    Integrated Corporate Relations
---            9401 Blue Grass Road               24 Post Road East
               Philadelphia, PA  19114            Westport, CT  06880

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DEB SHOPS, INC. REPORTS SALES FOR JANUARY, THE FOURTH QUARTER
                  AND THE FULL YEAR ENDED JANUARY 31, 2006


Philadelphia - February 2, 2006 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 11.6% for the month ended January 31, 2006. Comparable store sales increased 6.9% for the fourth quarter and increased 7.0% for fiscal 2006.

For the month ended January 31, 2006, total sales increased 10.7% to $21.4 million from $19.3 million for the month ended January 31, 2005. For the fourth quarter, total sales increased 7.0% to $89.0 million compared to $83.1 million for the prior year quarter. For fiscal 2006, total sales increased 7.0% to $325.3 million from $304.0 million for fiscal 2005.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of January 2006, there were four Saturdays compared to five Saturdays in January 2005.

For fiscal year 2007, Deb Shops, Inc. expects to report monthly sales according to the following calendar:

Month End                                   Reporting Date
---------                                   --------------
February 2006                               March 2, 2006
March 2006                                  April 6, 2006
April 2006                                  May 4, 2006
May 2006                                    June 2, 2006*
June 2006                                   July 6, 2006
July 2006                                   August 3, 2006
August 2006                                 September 7, 2006*
September 2006                              October 5, 2006
October 2006                                November 2, 2006
November 2006                               December 5, 2006*
December 2006                               January 4, 2007
January 2007                                February 2, 2007*

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.


Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 327 specialty apparel stores in 41 states under the DEB and Tops `N Bottoms names.
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